Conference Call Transcript
GulfMark Offshore 1st Quarter Earnings Call
Event Date/Time: April 27, 2009, 9:00 AM ET

CORPORATE PARTICIPANTS

David Butters
GulfMark Offshore - Chairman

Ed Guthrie
GulfMark Offshore – EVP and CFO

Quintin Kneen
GulfMark Offshore - Senior Vice President – Finance and Administration

Bruce Streeter
GulfMark Offshore - CEO and President

CONFERENCE CALL PARTICIPANTS

Jud Bailey
Pierre Conner
Victor Marchon
James West

PRESENTATION

Operator:	Good morning. My name is Jackie and I'll be your conference operator today. At this time I would like to welcome everyone to the GulfMark Offshore First Quarter Earning's Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speaker's remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you, I'll now turn the conference over to Mr. David Butters.

David Butters:
Thank you, Jackie and welcome everyone to the GulfMark's First Quarter Earnings Report.  You know, as you may have read in this morning's press release our first quarter earnings report seemed to contain something for everyone.

We had near record operating earnings, an impairment charge on some of our new construction, an extraordinary gain on sale of two old vessels and some tax goodies from our friends in the Norwegian taxing authority.

Bruce, Ed and Quintin and me will try to make some sense out of all of this and then they will try to review the current market conditions.  After that we will have an open Q&A period for everyone to come in and get more detail on it.  So, Ed why don't I give you the phone and carry on from here?

Edward Guthrie:
Thank you, David, let me first of all dispose with the formalities that this conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements involve known and unknown risks, uncertainties and other factors.  These risks are more fully disclosed in our filings with the SEC.  The forward-looking comments on this conference call by David, Bruce, Quintin and myself should not, therefore, be regarded as representations that the projected outcomes can or will be achieved.

As David indicated before the overall assessment of the quarter was it was a good solid quarter given the maintenance, capital improvement and mobilization activities that reduced utilization in the quarter compared to the record utilization we established in the fourth quarter of last year.

As we always do, we will compare this quarter to the previous quarter to give our listeners a clear picture on the sequential developments in the business.  Our revenue for the quarter of $109 million was $13.1 million below the previous quarter or 10.7 percent.

The principle reasons for the decline in the revenue were decreased utilization in all regions caused primarily by mobilizations, an increased number of maintenance dry dock days including the upgrading of two vessels to dynamic positioning II classification, including one of the UK anchor handlers, and the installation of DP I on one of the Norway vessels.

That accounted for some $9.5 million of the decrease.  The adverse impact of the strengthened dollar against both the pound and the kroner accounted for $2.9 million, while a decrease related to vessels sold in late 2008 and early 2009 accounted for $1.6 million of the decrease.

Also, as always is the case the first quarter we had fewer number of available operating days and that accounted for some $2 million of the decrease.  Partial offsetting the decreases were an increase related to average – higher average day rates which was before the impact of the currency that I mentioned before.  And that added $2.4 million in the quarter.

There was also higher revenue related to the two new deliveries as both the Sea Cherokee and the Swordfish contributed $0.6 million in increased revenues.  So, overall, as we indicated before, utilization was a primary reason for the decrease in our revenue in the quarter.

Our operating costs of $40.5 million were $0.7 million higher or 1.6 percent.  Several factors led to the increase which resulted from expenses associated with the higher number of maintenance days mentioned earlier. An additional accrual for UK sailor's pensions based on revised factors relative to fund and costs associated with the operation of the new vessels that were added to the fleet.  That all accounted for $2.6 million.

Partially offsetting were the positive effects of currency on costs, $0.9 million and the elimination of the bare boat expense in the quarter which was $0.9 million.  Drydock expense of $2.2 million was higher by $0.7 million than it was in the fourth quarter of last year.

We incurred [85] dry dock days on five vessels during the quarter, which was an increase of 54 days over the prior quarter.  Expenses of $2.2 million were $0.7 million higher than in the prior quarter and below budget.  Quintin will discuss dry dock expense in more detail.

G&A for the quarter of $10.5 million was $0.4 million lower than it was in the fourth quarter.  The reduced G&A expenses of $0.3 million and $0.1 million of favorable currency were the reasons for the decrease.

Depreciation expense was just about the same.  The decrease was related primarily to favorable currency effects.   Operating income then, before the impairment charge and the gain on sales, was $43.2 million or $13.9 million lower than the fourth quarter of 2008.  As we've always indicated, the variance in operating income from one period to the next is primarily related to fluctuations in revenue.

During this quarter the planned mobilizations plus the planned and one unplanned maintenance activity were the principle cause of the reduced revenue along with fewer available operating days.  Bruce will update everyone on the markets later.

Not to be overlooked, however, as David mentioned earlier, is the gain of $4.6 million we recognized on the sale of one vessel and the insurance proceeds from another during the quarter.  Interest expense decreased $1.9 million primarily due to higher capitalized interest expense in the quarter and lower average debt balances.

One point three million was capitalized in the quarter and we would expect that level to continue and grow slightly until our next major delivery late in the fourth quarter of this year.  Interest income was down quarter-to-quarter primarily due to lower rates earned on higher average balances.

Other expenses in the quarter were up $1.5 million.  This was a result of adverse translation currency impacts caused by fluctuations in exchange rates throughout the quarter.  As you might have seeen, as David mentioned earlier, our taxes were somewhat different during the quarter.

Our normalized tax rate during the quarter was approximately 6.3 percent, however, as detailed on page four of our press release there were two other factors that led to a net $20 million benefit.  The first of these, of course, was the $17 million related to the impairment charge that we took in the quarter and that we had previously announced.

And then there was $5.5 million related to the partial reversal of a fourth quarter 2007 Norway tax provision due to a change by our Norwegian friends related to the treatment of environmental expenditures.  So, I think that relatively wraps up the changes in the income from quarter-to-quarter.  Quintin will now bring you up-to-date on our dry dock plans, contract cover and balance sheet.

Quintin Kneen:
Thank you, Ed.  We performed five dry docks for the quarter as expected.  But we came in ahead of our estimates on dry dock days and dollars.  We utilized only [85] days as compared to the 92 days we had budgeted.  Dry dock expense for the quarter was approximately $2.2 million compared to our originally budgeted amount of $3.5.

The difference from our previous estimate is due to some opportunistic changes we made to the dry dock schedule during the quarter.  And we also achieved some efficiencies that reduced the overall costs.

For the remainder of the year we are now estimating that we will perform 16 more dry dockings that will result in approximately 330 dry dock days and costs of approximately $16.8 million.

Specifically for Q2, we are anticipating six dry docks that will result in approximately 110 dry dock days and costs of approximately $5 million.  Capital expenditures for the quarter totaled $22.4 million.  The represents ongoing progress payments under our new build program as well as capitalized interest and a small amount of capital for vessel upgrades.

Our updated estimate of capital expenditures for the new build program for the remainder of 2009 is $71.1 million.  We took delivery of two vessels in the first quarter.  The Swordfish, that we mentioned on the Q4 call, and we took delivery of the Cherokee, a 250-foot AHTS for the Southeast Asia market in mid-March.

And additionally last week we took delivery of the Black Tip, a 181-foot FSV for the Gulf of Mexico market.

So, to give you a recap on where we are on our new build program as of yearend, we had 12 vessels still under construction.  We have taken delivery of the three that I just mentioned and then we cancelled the three destined for the Gulf of Mexico market as we previously announced.

For the remaining six vessels under construction we expect that three will be delivered in 2009 and three in 2010.

We expect to take delivery of an additional 250-foot AHTS into the Southeast Asia market later in Q2 and we expect to take delivery of another 181-foot FSV in Q3.  And that vessel was destined for the Gulf of Mexico market.  Finally, for 2009 in Q4 we expect to take delivery of a 284-foot PSV into the North Sea market.  As it pertains to 2010 the capital requirement for the new build program it is now estimated to be approximately $47 million and that would complete the requirements under the current program.

Cash on hand today is approximately $126 million, cash on hand at quarter end was $116.4 million.  All totaled net debt, total debt less cash, decreased by $20.3 million since December 31st, quite respectable.  But that pace is a little off of where we were and what we experienced for Q3 and Q4.

Nonetheless, we are still on track with the goal we set for ourselves to be able to pay off the debt resulting from the acquisition of Rigdon Marine by the end of 2010.  Q1 typically has a higher than average working capital requirement due to the payment of insurance, performance bonuses, and other items unique to Q1.  So no real surprise in the lower cash build for Q1.

There has been no change in the outstanding debt balances but to recap at quarter end the senior notes represented $159.6 million of our outstanding indebtedness.  And there is $84.3 million outstanding in our $175 million revolving credit facility.

The outstanding balance on the senior facility is $153 million.  The subordinated facility outstanding balance remains unchanged at $85 million.  Total outstanding indebtedness is therefore $477.2 million and net of cash the balance at quarter end was $360.8 million.

Now – now one item worth mentioning is the maturity of the indebtedness we acquired with the Rigdon acquisition.  That debt matures June 30, 2010, 14 months from now, and at maturity the outstanding balance will be approximately $210 million.  I mention that primarily because if we don't refinance this debt this quarter then next quarter because the debt will mature 12 months from then this amount will be shown as current on the June 30 balance sheet.

Obviously we'll seek the best option in dealing with this June 2010 maturity. I just wanted to mention it so that any reclassification next quarter doesn't come as a surprise to anyone.

Overall, contract cover for 2009 stands currently at 64 percent.

That is consistent but down ever slightly from the 65 percent we reported for the full year 2009 on the last earnings calls.  The slight decrease for the remainder of 2009 is being driven by the America's, other regions, particularly Southeast Asia are building backlog at respectable rates consistent with prior years.

We are seeing a softening of the market in the Gulf of Mexico and that softening is showing up in the contract cover number for the America's.

That said, though, consolidated contracted revenue for the remainder of 2009 is $234 million as revenue dollars for the remaining three quarters.  And that's up slightly from the revenue dollars we had in our forward contract cover for the remainder of 2008 at this time last year.  So, while contract cover as a percentage is down mostly from the 2008 levels, contract forward revenue in dollar terms for the remainder of the year is up slightly. So all told given overall market conditions, we're actually quite pleased with our global contract cover position for 2009 and 2010.

Aside from the impairment, we had two other special items in Q1 that impact comparability with past quarters.

The first one is routine vessel disposals, gains from which totaled $4.6 million and proceeds from which will be about $7 million.  Please do keep in mind that these are cash generating transactions that are a direct result of the continual rejuvenation of the vessel fleet.  So we certainly appreciate the perspective that these items impact comparability among quarters.  And that need to call them out for comparability purposes.  But they are real cash transactions that not only provide cash but help us ensure that vessels in our fleet are the first choice of vessels to go to work for our customers.

As Ed mentioned, the other item is a $5.5 million net tax benefit and principally relates back to a charge you may recall we took in Q4 2007 pertaining to Norway repelling its ton of tax system.  A portion of that legislation was further revised in Q1 2009 and as a result we're reversing a portion of that charge in Q1.

Now while I'm on tax, let me update some of the guidance we gave on the Q4 call as it relates to the income tax provision for 2009.  On that call, I think we indicated the rate for 2009 would be between 10 and 12 percent.  With the change in mix of profitability among our operating areas, we are now thinking that that rate for 2009 will be between six and eight percent.

With that, I'll transfer the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2009.

Bruce A. Streeter:
Thanks Quintin.  For many years, David, Ed Guthrie, and myself have combined to captivate our audience with our remarks related our earnings.  Ed intends to retire this summer so I expect that this is the last call that Ed will be on and therefore, I would like to take this time to thank Ed and to identify our appreciation for his support with the company and with this process.

Quintin has joined and this is now the second call that he is on and we are very confident and comfortable with his participation as we move forward.  Reflecting and going back and looking at the first quarter, I think Ed and Quintin have probably covered it by now, but, as we outlined in the press release, EPS was affected by specific actions we took that reduced utilization and increased costs, but prepared the fleet to meet opportunities.

Average day rates actually turned upward during the quarter before the effects of currency and lower utilization.  Our fleet mix and our roll overs were both positive influences.  Contract coverage could fall over the next couple of quarters depending on how we approach those contract roll overs.

But it is important to note 2010 coverage is already building.  Our planning and emphasis is always on the longer term and while we seek every benefit in any market, we will sacrifice utilization at a necessary rate in the short-term to build and maintain our opportunities for the longer term.

Difficult economic conditions and demand swings are nothing new to our business.  Our focus on forward contract cover, mix in contract timing, vessel design, and operating locations combine to give us protection against the extremes of the cycles in our business.

Each time we have faced difficult conditions, it has allowed us to focus on the future and build and benefit the earnings of the company.  Our expectations are no different today.  A strong balance sheet and improving fleet characteristics will take us forward.

The first quarter provided strength in certain market segments notably Southeast Asia and Brazil and reflected weakness in others.  It is unclear as whether overall market conditions will reflect negative conditions for an extended period and whether or not areas that showed continued strength will weaken in the future.

We have and will adjust our strategy as we see changes.  However, the larger fleet today is able to generate a high level of identifiable cash flow, even taking into account less than ideal market conditions.

Before I get into the market today and our thoughts on the future, I think I'll make some comments on the impairment.  In order to best protect our position, we are limited in what we can say and will not be able to answer too many questions.

However, we have a concern as to the ability of a shipyard complete or to complete on time and to complete within the contract pricing.  That’s the basis from which we made the determination of the impairment.

Our concerns were sufficient enough to follow our rights under the contract and to do a review under accounting rules to determine that the circumstances give rise to impairment.

I'm sure most of you have figured out which shipyard we were talking about and some have read reports suggesting progress by the shipyard. We are in contact with the yard and following their actions.

Most of you know I am not prone to speculate and that we deal with the facts as we see them.  Our actions will be based on the facts as they develop and what we determine as the best options for GulfMark.  We do have rights under the contract and under law and I assure you we will pursue those to the fullest.

Turning to the near term vessel activity, I'll provide a brief update as to where we are in each region today.  This is pretty much a point in time perspective and hopefully, we can also give some indication of development of longer term markets.

I'm sure most of you have reports that the spot for short-term demand in the first quarter in the North Sea, that was weak.  It was consistent with and perhaps slightly worse than the strong years of 2006, 2007, and 2008.

Our reaction was and simply is reduced exposure to the spot market.  Today we have a couple of our own vessels and three managed vessels in the North Sea spot.  Now, however, we have no financial involvement from two of the managed vessels and one of the two owned vessels is fixed through the second or third week of May on one job.

The other owned vessel has worked for three different companies pretty much continuously since the vessel entered the spot market.  All of our vessels in the North Sea are working today, save one which is coming off charter today to go to dry dock, scheduled dry dock, and then will return to its charter.

Now we do have vessels with contract endpoints in May and June but overall we have reduced our spot market position as we have seen short-term market weakness.  Recently spot market demand has improved somewhat which may simply be timing but it's reflective of the time of the year where we saw the start of increasing activity in the preceding years.

The next month or two will provide a better perspective on the rest of the year in the North Sea.  Turning to the Americas and specifically in the Gulf of Mexico, there has been a rapid drop off in jack up activity, a general reduction in overall activity, and a reduction in demand for vessels.

The fall off in activity for us occurred in late March.  This has not had much impact on the larger PSVs with only one of those vessels being available and with several of those vessels obtaining new contracts or receiving extensions of existing agreements.

The FSV crewbook segment has been under pressure and finding jobs has been harder.  One of the crewboats has recently been committed on a charter of at least a year and I'm happy to say that when I checked, all, including the one that delivered last week, are working.

The GPA 654 class, the vessels designated with 4000 barrels of liquid mud capacity have generally been on shorter term contracts and they have been caught up in the reduced activity.  We have had as many six off hire on the same day.  Two went on hire this morning and, while we appear to be seeing some improvement in climate, these vessels are where we expect to see the greatest impact in any extended weak market.

Trinidad, Brazil, and Mexico are all stable today.  We have one vessel in Brazil and one in Trinidad with contract endpoints in the second quarter or early in the third quarter.  We have just contracted the additional vessel in Trinidad and as we do, and I'm sure many others, we look to Mexico and in particular Brazil as areas where near term growth is expected.

Southeast Asia has continued to be excellent for us.  We have looked increasingly at longer term opportunities in this region as part of the overall strategy.  With a fleet size of about a dozen, we find it necessary to juggle boats to gain the best longer time structure.

As a result, we have lost some time shifting contracts and could not match the utilization on fourth quarter of 2008, our highest level ever in that region.  However, we have added a vessel in the first quarter and near midyear we'll add another, adding strength to our position and earnings and offsetting the reduction from the removal of the Sea Searcher from the region.

The key is we continue to add contracts and we continue to build the long-term base.  We will see weakness in certain markets and certain categories of vessels, however, along the impact of the areas of weakness, the impact will be only transitory.

Experts indicate that the larger the negative market impact and the longer the period, the quicker and steeper with the resultant recovery curve.  We have the balance sheet in the fleet to benefit from the recovery and to maintain strong cash flow in the meantime.

Looking further, as the competitor landscape appears to be changing. Instead of an expanding new build order book, we hear much more about vessel cancelations and shipyard difficulties.

I've noted that within the last month or so, 15 large haul vessels, including the ones we cancelled, have been cancelled around the world.  Others I suspect are being pushed back as well as deliveries.  Some projects will be postponed, cancelled, or changed.  I took a comment out of Broker's Report that said "there is no official figure available, but we gather there are approximately 40 to 50 vessels in the category between five and 10,000 BHP have been cancelled or delivery pushed back."

So, the impact in the areas that we're not particularly concerned with, the smaller vessels, is more dramatic but it is significant the number of cancellations and the changes in the larger vessels that we generally would find that we would compete with in the future.

Many more changes will occur, primarily we expect in the yards in China, India, and Korea.  I was recently in Norway and I noted that the people were making comments about the dire financial conditions of a number of the shipyards there.

Credit is obviously difficult to obtain and speculators are heading for the door. So even where vessels will be completed, many will experience delays and the periods of higher deliveries will shift.

It is unlikely that the reduction in future capacity will have a near term positive influence on vessel day rates.  However, the longer term scenario is that fewer vessels logically in fewer hands will compete for the opportunities as the market improves.

So overall, so we're looking at some near term applications and weakness in the market, however the long-term aspects and the long-term growth profile of the business remains excellent.  With that, I'll turn it over for questions.

Operator:	At this time, if you would like to ask a question, press star and the number one on your telephone keypad. The first question comes from the line of James West. Your line is open.

James West:	Good morning, guys.

Bruce A. Streeter:	Good morning.

Quintin Kneen:	Good morning.

James West:	Bruce, I know it's early for the summer season in the North Sea but I think we have seen some contracts get signed recently and I know we'll know a lot more I guess over the next month or two.

But from the recent contracts you’ve seen are day rates for some of the work in the North Sea consistent with last year?  Are they well below last year's level.  What do you see developing kind of on pricing for that market?

Bruce A. Streeter:	You know the majority of the fixtures that you’ve seen so far have been short-term, early season jobs. I would say that they're below a year ago but not necessarily substantially below a year ago.

You’ve got projects in Canada and Brazil that are going to draw vessels away and so people were bidding on jobs that did not conflict with those, but where they did conflict or where the vessels would therefore not be available, I think the rates tended to be higher.

James West:
OK. And then just switching over to the Gulf of Mexico for a second.  I know some of the acquired rig and assets were, that had been signed in a contract several years ago have been rolling over in this market.

I know it’s a much difficult and changing market now but are those assets still rolling to higher day rates?

Bruce A. Streeter:
As I indicated, I would say that there is definite weakness as far as the 4000's, that marketplace, the vessels tended to be on shorter term contracts.  The intent of the short-term contracts was to maximize rate in a tougher markets.

Those rates are going to suffer.  I would not say that you’ve seen material difference.  The majority of the larger vessels, of those that have rolled over, have rolled over at higher rates and while there is obviously pressure on rates in the market today, I would say that we're still very comfortable with the levels of where the roll overs are.

James West:
OK, and then assets that are on order book right now that speculators may or may not finish in a year, are there pools of equipment?  Are there vessels out there that you have your eyes and at what pricing level do you think you might step in and make an acquisition?

Bruce A. Streeter:
Well I think that obviously the safety of the balance sheet has been and will continue to be a primary area of concern.  We expect that there will be opportunities where people get into financial difficulties.

In sale and purchase, there's been a lot of discussion about pricing coming down but in reality, those occasions where we've seen it come down, it's not been on particularly good opportunities.

A couple of three weeks ago, we did inspect some vessels in a shipyard near Singapore.  The quality of those vessels, you know, was not there and what it would have taken a lot to improve the vessels and would have made them more expensive than new build prices that we've seen elsewhere.

So there will be opportunities. I don’t think we're there yet.

James West:	OK. That’s very helpful. Before I sign off I just wanted to say, Ed congratulations on your retirement.

Edward Guthrie:	Thank you very much. I'm looking forward to improving my golf game.

David Butters:	You won't have any problem there.

Operator:	Our next question comes from the line from Pierre Conner. Your line is open.

Pierre Conner:	Good morning, everyone.

Edward Guthrie:	Hi, Pierre.

Bruce A. Streeter:	Hi, Pierre.

Pierre Conner:
Let me ask you a little bit more on Gulf of Mexico utilization, you know, the Rigdon America's Fleet.  Given that we've had that rapid decline here right at the end, where are with as of today in utilization?  Is it the four that you mentioned that were off hire.  Are those the one that are down, so we're running sort of 90 percent utilization in that fleet?

Bruce A. Streeter:
Yes.  I mean I did not check this morning for an update but, as far as I know, two of the 4,000 started contracts today.  There were I think two with a – I guess a third that would be off as of the weekend and one of the large vessels is currently off.

Pierre Conner:
Given your contract cover in the first quarter, is that primarily where the weakness is in utilization even though there is weakness in the smaller vessels and overall, you're covered there at least for the first quarter?

Bruce Streeter:	Well first quarter coverage I think in the Gulf of Mexico, the utilization number actually is a reflection of the ins and outs of demand for the crew boats and FSVs.

There was not a significant impact.  We may have at times had two of the 4000s off and you know, as they transferred from one job to another but you know utilization in the first quarter of the PSVs was really pretty good.

Pierre Conner:
OK, OK, over in Southeast Asia, an increase in the average rates, a decrease in utilization as you did some more dry-docking.  My question there is was any of that increase in average due to vessel mix.  Or did you – were there dry-docks in lower rate vessels in Southeast Asia or was there actually some roll overs, some actual hard contracts on delivery.

Bruce Streeter:
Yes, the dry docks were vessels that, not at the bottom but on the lower end of the pricing schedule.  But the vessel that added late in the quarter was at a higher rate and will impact future but had nominal effect because it came on late in the quarter.

Pierre Conner:	OK, so that’s my – in Southeast Asia, there is still a pretty good range between the low-end range and the upper range rates.

Bruce Streeter:
Yes, there's pretty good range in most areas of the world.  And Southeast Asia, you know, in particular the qualifications of the vessel and where its able to work has demonstrable changes where the efficiencies and effectiveness are.

Pierre Conner:	Let me ask Quintin, just on the dry docks you gave us, your outlook for the next quarter just had you planned which of the, how many of the six were in which region?

Quintin Kneen:	You know, Pierre, I actually don't have that information with me. But you might want to call off line.

Pierre Conner:	OK. No, that’s great.

And maybe on other guidance items OpEx sequentially gave us some run rate from last quarter, we would assume to have run rate which will be about the same, is that correct?

Edward Guthrie:	Pierre, do you want to repeat your question briefly.

Pierre Conner:	Sorry, Ed. I was just asking for guidance on OpEx. You had mentioned last quarter the run rate and I'm assuming no change to that.

Edward Guthrie:	No, I think as we look forward to the next quarter, I think our run rate will be about where it was into this quarter.

Pierre Conner:
OK. And then for one last one, the vessels coming from Egypt to the North Sea, or I'm sorry, the transition that you did, those vessels went on contract.  I'm assuming they went into some, they moved through some term opportunities.

Edward Guthrie:	Well, those were, a couple of the vessels also that we did, one of the vessels we did DP upgrade up as well as then did some dry dock activity during the quarter.

Bruce Streeter:
Yes, but both of those vessels were dry-docked. When I mentioned the two vessels in the spot market, one of those two is identified in the spot market.  It is the vessel I mentioned.  It's on contract until the second or third week of May.

Pierre Conner:	Got it. OK. Great. I think that’s it. Thank you, gentlemen.

Operator:	Your next question comes from the line of Victor March. Your line is open. Marchon, excuse me.

Victor Marchon:
Thank you.  Good morning.  The first question, Bruce you had mentioned this in your commentary regarding Mexico and Brazil and I just wanted to see if you could provide some color as to the number of vessels and the timing, just from an incremental standpoint.

Bruce Streeter:
Yes, I just, I identified, you know, Mexico and Brazil as the two areas where everybody seems to be focusing on.  The details of and the expectations of changes in Mexico I think are probably anybody's guess.

Its hard to define, we've seen their views as far as forward vessel projections but the tenders that we've seen done necessarily match the expectations there.  Brazil, I think is a little easier to see.  They seem to be taking a lot longer in the planning and development.

You know, but they have recently taken a number of international flagged vessels through the concept of renewal.  For instance, they have suggested that we extend our next two vessels that come off.  And they have increased their tendering activity.  They just seem to be fairly slow in fixing.

But there is a pretty wide range of the equipment that they're tendering for.  There is for instance closing later this month, probably delayed into May, is a tender that, for a medium to large PSVs for instance, the vessels that we operate in the North Sea would qualify within that tender.

There are several different anchor handling size that they'll tender for in the next couple of months. It's a pretty wide spectrum in Brazil.

Victor Marchon:	And those that are upcoming in the near future those are – those would be incremental not (inaudible) common vessels?

Bruce Streeter:	No I think it's a combination. What – we're aware of three or four vessels owned by Europeans that the contract renewals are such that their tenders for those will come out in the next month or two.

Victor Marchon:
Second question I had, you had talked about the – the speculators as in to the new builds and the potential opportunities there.  I just wanted to get your sense as in to how you relate that to potentially doing some more new building just from GulfMark's standpoint.  You know, the buy versus build decision where you guys stand there?

Bruce Streeter:
Well I think the perspective shifts slightly more towards the buy versus build.  But build is still an opportunity – you still have to go out and look at what is under construction, what will be built, what classes and types of vessels there are.  And we still see some opportunities where building is – could be a better option than buying.

But by and large, you know, we'll attempt to be opportunistic and take advantage of buy opportunities.

Victor Marchon:	All right, great. That's all I had. Thank you.

Operator:	Next question comes from the line of Jud Bailey, your line is open.

Jud Bailey:
Thanks, good morning, couple of followups on the Gulf of Mexico or more specifically the Rigdon vessels.  Bruce, you mentioned a couple of new contracts for the 4,000's.  Can you say what kind of term opportunities are you seeing?  Is most of it spot market now or are you actually seeing some multi-month or multi year type of opportunities?

Bruce Streeter:
Well it's either one on this morning one is short-term to help during a project start-up, couple of weeks, maybe.  The other one is a full project length.  I think the estimate is about four months but it could be shorter but could probably be longer.

But the estimated time is four months.

Jud Bailey:
OK and just to clarify when you acquired Rigdon last summer a lot of the term contracts were, at that time, well below the market rate.  You notice – you said that some that have repriced I want to make sure that they repriced higher off of their existing contracts, is that correct?

Bruce Streeter:
Well, yes, we talked in terms of the larger vessels being to some extent on longer term contracts and in many cases below where the market is.  So, we've planned on repricing and we have seen, you know, positive repricing since the Rigdon acquisition.

More recently you've seen pressures, obviously, as oil companies attempt to restructure their planning going forward.  And I would not say that you're going to anticipate forward positive restructuring for a while.  But that was not the case in the 4,000s.

Most of them, with a few exceptions, were on shorter-term contracts and they were priced closer to the market.  And while some of them have or did roll over at higher rates more recently, I would say rates are under pressure.

Jud Bailey:	OK. And can you give us a sense of how many of the Rigdon vessels would be rolling off their term contracts over say through the summer?

Bruce Streeter:
I don’t have the number but, you know, I would say that the majority of the 4,000s are in the short-term market place.  And on the larger ones apart from the one that's come off higher I would say that I don't think any of the others roll over during summer.

But I'd have to go back and double-check that.

Jud Bailey:	OK, all right, well that's all I've got and let also say Ed congratulations and good luck with your golf game.

Edward Guthrie:	Thanks, Jud, I'll need it.

Operator:	OK, I have no more questions in queue.

David Butters:	Well that's great. I think everyone for listening in and look forward to three months from now with another good conference call. Thank you and my congratulations too, Ed.

Edward Guthrie:	Thanks, David.

David Butters:	Bye-bye.
END